Exhibit 99.1

Brightpoint Announces Completion of Five Year $500,000,000 Senior Secured Revolving Credit Facility

INDIANAPOLIS — September 28, 2011 – Brightpoint, Inc. (Nasdaq: CELL), a global leader in providing supply chain solutions to the wireless industry, today announced the amendment of its global credit agreement. The amendment:

•	Increases total borrowing capacity to $500 million (prior capacity of approximately $450 million).

•	Permits factoring transactions up to $250 million and investments in majority-owned joint ventures up to $30 million.

•	Extends the term of the agreement to September 2016.

•	Reduces the interest rate to 2.25% over LIBOR or approximately 2.50% (with 30-day LIBOR at approximately 0.25%).

The amended facility provides Brightpoint with enhanced flexibility to deploy capital globally in pursuit of its strategic initiatives. The interest rate contemplated under the amended facility is approximately 50 basis points less than the previous interest rate.

“We are extremely pleased with the results of our refinancing and appreciate the support of our lenders,” said Vincent Donargo, Executive Vice President, Chief Financial Officer and Treasurer, Brightpoint, Inc. “The successful extension of our existing credit facility and added borrowing capacity will provide Brightpoint with sufficient liquidity to fund our strategic and growth initiatives for the next several years.”

Bank of America, N.A. served as the administrative agent with participation by a group of major U.S. and international lending institutions.

Further details regarding the amendment to the global credit agreement are available in the Current Report on Form 8-K which the Company filed with the Securities and Exchange Commission on September 28, 2011.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, repair services and reverse logistics, software loading, kitting and customised packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Brightpoint has approximately 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customised services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact

Brightpoint, Inc.	Brightpoint, Inc.

Tom Ward	Carolyn Manco

Investor Relations	Media Relations

317-707-2745	317-707-2276